Exhibit 99.1

NEW YORK COMMUNITY BANCORP, INC. DECLARES $0.17 PER SHARE QUARTERLY CASH DIVIDEND ON ITS COMMON STOCK

HICKSVILLE, N.Y., Jan. 25, 2023 /PRNewswire/ -- New York Community Bancorp, Inc. (NYSE: NYCB) (the "Company") today announced that on January 24, 2023, the Company's Board of Directors declared a quarterly cash dividend of $0.17 per share on the Company's common stock. The dividend is payable on February 16, 2023 to common stockholders of record as of February 6, 2023.

About New York Community Bancorp, Inc.

New York Community Bancorp, Inc. is the parent company of Flagstar Bank, N.A., one of the largest regional banks in the country. The Company is headquartered in Hicksville, New York with regional headquarters in Troy, Michigan. Proforma, at September 30, 2022, the Company had $88.4 billion of assets, $66.0 billion of loans, deposits of $58.3 billion, and total stockholders' equity of $9.3 billion.

Flagstar Bank, N.A. operates 395 branches across nine states, including strong footholds in the Northeast and Midwest and exposure to high growth markets in the Southeast and West Coast. Flagstar Mortgage operates nationally through a wholesale network of approximately 3,000 third-party mortgage originators.

New York Community Bancorp, Inc. has market-leading positions in several national businesses, including multi-family lending, mortgage origination and servicing, and warehouse lending. The Company is the second-largest multi-family portfolio lender in the country and the leading multi-family portfolio lender in the New York City market area, where it specializes in rent-regulated, non-luxury apartment buildings. Flagstar Mortgage is the 7th largest bank originator of residential mortgages for the 12-months ending September 30, 2022, while we are the industry's 5th largest sub-servicer of mortgage loans nationwide, servicing 1.4 million accounts with $360 billion in unpaid principal balances. Additionally, the Company is the 2nd largest mortgage warehouse lender nationally based on total commitments.

Investor and Media Contact:	Salvatore J. DiMartino
(516) 683-4286